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            [LETTERHEAD OF HUGHES HUBBARD & REED LLP APPEARS HERE]



                                       November 18, 1996



ARCO Chemical Company
3801 West Chester Pike
Newtown Square, Pennsylvania 19073-2387

Ladies and Gentlemen:

Re:  ARCO Chemical Company New Employee Value Incentive Plan

          You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of ARCO Chemical Company (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 60,000 units of deferred compensation obligations of the Company ("VIP Units") to be offered in accordance with the provisions of the Company's New Employee Value Incentive Plan (the "Plan").

          In this connection, and as a basis for the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have deemed necessary or appropriate for the purpose of giving this opinion. In stating our opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

          The opinion expressed below is restricted to matters controlled by the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not members of the Delaware bar.

          The opinion expressed below is subject to the effect of bankruptcy, insolvency, fraudulent transfer, or other similar laws affecting the rights of creditors generally, and to the effect of general principles of equity, whether applied by a court of law or equity.

          Based upon the foregoing, it is our opinion that when the applicable provisions of the Securities Act and of such "Blue Sky" or other state securities laws as may be applicable shall have been complied with, the VIP Units will be legally issued, valid and binding obligations of the Company, subject to the terms and conditions of the VIP Units as set forth in the Plan or the applicable award of VIP Units. In giving this opinion, we note that, under the terms of the Plan, under certain circumstances the VIP Units may be cancelled, without consideration, by the committee administering the Plan, in its sole discretion.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,



                                       Hughes Hubbard & Reed LLP




                                 EXHIBIT  5
                                 EXHIBIT 23.1